Exhibit 3.4

CERTIFICATE OF DESIGNATIONS

OF

5.700% FIXED-TO-FLOATING RATE NON-CUMULATIVE PERPETUAL

PREFERRED STOCK, SERIES C

OF

REGIONS FINANCIAL CORPORATION

Regions Financial Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Sections 103, 141 and 151 thereof, does hereby certify that:

The Board of Directors of the Corporation (the “Board”), in accordance with the Amended and Restated Certificate of Incorporation and the By-Laws of the Corporation, as amended and restated, and applicable law, at a meeting duly convened and held on February 7, 2019, authorized the formation of a Pricing Committee of the Board (the “Pricing Committee”) and the issuance and sale by the Corporation of shares of its Preferred Stock upon such terms as may be fixed by the Pricing Committee. Pursuant to the authority conferred upon the Pricing Committee in accordance with Section 141(c) of the General Corporation Law of the State of Delaware and the resolutions of the Board, the Pricing Committee adopted the following resolution on April 23, 2019 creating a series of 500,000 shares of Preferred Stock of the Corporation designated as “5.700% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series C”.

RESOLVED, that pursuant to the authority vested in the Pricing Committee in accordance with the resolutions of the Board, dated February 7, 2019, the provisions of the Amended and Restated Certificate of Incorporation and the By-Laws of the Corporation, as amended and restated, and applicable law, a series of Preferred Stock, par value $1 per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Section 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a series of Preferred Stock designated as the “5.700% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series C” (hereinafter called “Series C Preferred Stock”) initially consisting of 500,000 shares. The number of shares constituting the Series C Preferred Stock may be increased from time to time by resolution of the Board (or a duly authorized committee of the Board), without the vote or consent of the holders of Series C Preferred Stock in accordance with law up to the maximum number of shares of Preferred Stock authorized to be issued under the Certificate of Incorporation, less all shares at the time authorized of any other series of Preferred Stock. Shares of Series C Preferred Stock shall be dated the date of issue. Shares of outstanding Series C Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation shall, after such redemption, purchase or acquisition, be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series until such shares are once more designated as part of a particular series by the Board.

Section 2. Definitions. As used herein with respect to the Series C Preferred Stock:

(a) “Adjustments” has the meaning set forth in Section 2(w)(iii).

(b) “Alternative Rate” has the meaning set forth in Section 2(w)(iii).

(c) “Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. § 1813(q)), or any successor provision.

(d) “Board” means the Board of Directors of the Corporation.

(e) “Business Day” means any weekday that is not a legal holiday in New York, New York and is not a day on which banking institutions in New York, New York are authorized or obligated by law, regulation or executive order to close.

(f) “By-Laws” means the By-Laws of the Corporation, as amended and restated, and as may be further amended from time to time.

(g) “Calculation Agent” means, at any time, the person or entity appointed by the Corporation and serving as such agent at such time. The Corporation may terminate any such appointment and may appoint a successor agent at any time and from time to time; provided that the Corporation shall use its best efforts to ensure that there is, at all relevant times when Series C Preferred Stock is outstanding, a person or entity appointed and serving as such agent. The Calculation Agent may be the Corporation or a person or entity affiliated with the Corporation.

(h) “Certificate of Designations” means this Certificate of Designations relating to the Series C Preferred Stock, as it may be amended from time to time.

(i) “Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Corporation, as may be amended from time to time, including this Certificate of Designations and the Certificate of Designations for the Series A Preferred Stock and the Certificate of Designations for the Series B Preferred Stock.

(j) “Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

(k) “Corporation” means Regions Financial Corporation.

(l) “Dividend Determination Date” means, with respect to any Dividend Period beginning on or after August 15, 2029, the second London Business Day immediately preceding the first day of such Dividend Period.

(m) “Dividend Parity Stock” means (1) the Series A Preferred Stock, (2) the Series B Preferred Stock and (3) any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks pari passu with the Series C Preferred Stock as to the payment of dividends (regardless whether such capital stock bears dividends on a non-cumulative or cumulative basis).

(n) “Dividend Payment Date” means February 15, May 15, August 15 and November 15 of each year, commencing August 15, 2019; provided, however, that if any such date falls on a day other than a Business Day, then (i) on or before August 15, 2029, such date shall nevertheless be a Dividend Payment Date but dividends on the Series C Preferred Stock, when, as and if declared, shall be paid on the next succeeding Business Day (without adjustment in the amount of the dividend per share of Series C Preferred Stock) (ii) after August 15, 2029, such Dividend Payment Date shall instead be (and dividends for the applicable Dividend Period will continue to accrue through) the next succeeding Business Day, unless such Business Day falls in the next calendar month, in which case the Dividend Payment Date will be (and dividends for the applicable Dividend Period will accrue only through) the immediately preceding Business Day.

(o) “Dividend Period” means the period from and including a Dividend Payment Date to, but excluding, the next Dividend Payment Date, except that the initial Dividend Period shall commence on and include the Original Issue Date.

(p) “Dividend Record Date” has the meaning set forth in Section 3(b).

(q) “DTC” means The Depository Trust Company, together with its successors and assigns.

(r) “First Series” has the meaning set forth in Section 3(d).

(s) “Fixed Rate Period” has the meaning set forth in Section 3(a).

(t) “Floating Rate Period” has the meaning set forth in Section 3(a).

(u) “IFA” has the meaning set forth in Section 2(w)(iii).

(v) “Junior Stock” means (1) the Common Stock and (2) any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, does not expressly provide that it ranks pari passu with or senior to the Series C Preferred Stock as to (i) payment of dividends and (ii) distributions upon the liquidation, dissolution or winding-up of the Corporation.

(w) “LIBOR” means, with respect to any Dividend Period beginning on or after August 15, 2029, the rate determined by the Calculation Agent as follows:

(i) The rate for deposits in U.S. dollars having an index maturity of three months as such rate is displayed on page LIBOR01 of the Reuters 3000 Xtra service (or any other page as may replace such page on such service or any successor service for the purpose of displaying the London interbank rates of major banks for U.S. dollars) (“Reuters LIBOR01”) as of 11:00 a.m., London time, on the Dividend Determination Date relating to such Dividend Period. If no such rate so appears, LIBOR on such Dividend Determination Date will be determined in accordance with provision described in clause (ii) or (iii) below.

(ii) With respect to a Dividend Determination Date on which no rate is displayed on Reuters LIBOR01 as specified in clause (i) above, the Calculation Agent shall request the principal London offices of each of four major reference banks (which may include affiliates of the underwriters for the offering of the Series C Preferred Stock) in the London interbank market, as selected by the Corporation, and identified to the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in U.S. dollars having an index maturity of three months, commencing on the first day of the related Dividend Period, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such Dividend Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in such market at such time. If at least two such quotations are so provided, then LIBOR on such Dividend Determination Date will be the arithmetic mean calculated by the Calculation Agent of such quotations. If fewer than two such quotations are so provided, then LIBOR on such Dividend Determination Date will be the arithmetic mean calculated by the Calculation Agent of the rates quoted at approximately 11:00 a.m., in New York City, on such Dividend Determination Date by three major banks (which may include affiliates of the underwriters for the offering of the Series C Preferred Stock) in New York City selected by the Corporation, and identified to the Calculation Agent, for loans in U.S. dollars to leading European banks, having an index maturity of three months and in a principal amount that is representative for a single transaction in U.S. dollars in such market at such time; provided, however, that if the banks so selected by the Corporation are not quoting as mentioned in this sentence, but a LIBOR Event (as defined below) has not occurred, LIBOR determined as of a Dividend Determination Date shall the same as LIBOR determined for the immediately preceding Dividend Determination Date, or, in the case of the Dividend Period beginning August 15, 2029, the most recent LIBOR that can be determined.

(iii) Notwithstanding clauses (i) and (ii) above, if the Corporation, in its sole discretion, determines that LIBOR has been permanently discontinued or is no longer viewed as an acceptable benchmark for securities like the Series C Preferred Stock and the Corporation has notified the Calculation Agent of such determination (a “LIBOR Event”), the Calculation Agent will use, as directed by the Corporation, as a substitute for LIBOR (the “Alternative Rate”) for each future Dividend Determination Date, the alternative reference rate selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with market practice regarding a substitute for LIBOR. As part of such substitution, the Calculation Agent will, as directed by the Corporation, make such adjustments to the Alternative Rate or the spread thereon, as well as the business day convention, Dividend Determination Dates and related provisions and definitions (“Adjustments”), in each case that are consistent with market practice for the use of such Alternative Rate. Notwithstanding the foregoing, if the Corporation determines that there is no alternative reference rate selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with market practice regarding a substitute for LIBOR, the Corporation may, in its sole discretion, appoint an independent financial advisor (“IFA”) to determine an appropriate Alternative Rate and any Adjustments, and the decision of the IFA will be binding on the Corporation, the Calculation Agent and the holders of the Series C Preferred Stock. If a LIBOR Event has occurred, but for any reason an Alternative Rate has not been determined or there is no such market practice for the use of such Alternative Rate (and, in each case, an IFA has not determined an appropriate Alternative Rate and Adjustments or an IFA has not been appointed),

LIBOR determined as of a Dividend Determination Date shall be the same as LIBOR determined for the immediately preceding Dividend Determination Date; provided, however, that if this sentence is applicable with respect to the Dividend Determination Date related to the Dividend Period beginning August 15, 2029, the dividend rate, business day convention and manner of calculating dividends applicable during the Fixed Rate Period will remain in effect during the Floating Rate Period.

The establishment of LIBOR for each Dividend Period in the Floating Rate Period by the Calculation Agent (including, for the avoidance of doubt, at the direction of the Corporation in the case of clause (iii)) or IFA, as applicable, shall (in the absence of manifest error) be final and binding. For the avoidance of doubt, any adjustments made pursuant to clause (iii) of the definition of LIBOR shall not be subject to the vote or consent of the holders of the Series C Preferred Stock.

(x) “LIBOR Event” has the meaning set forth in Section 2(w)(iii).

(y) “Liquidation Junior Stock” means any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, does not expressly provide that it ranks pari passu with or senior to the Series C Preferred Stock as to distributions upon the liquidation, dissolution or winding-up of the Corporation.

(z) “Liquidation Parity Stock” means (1) the Series A Preferred Stock, (2) the Series B Preferred Stock and (3) any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks pari passu with the Series C Preferred Stock as to distributions upon the liquidation, dissolution or winding-up of the Corporation.

(aa) “Liquidation Preference” means, with respect to any class or series of capital stock of the Corporation, the amount otherwise payable upon such class or series of capital stock in connection with any distribution upon the liquidation, dissolution or winding-up of the Corporation (assuming no limitation on the assets of the Corporation available for such distribution), including an amount equal to any declared but unpaid dividends (and in the case of any holder of capital stock on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not declared, as applicable).

(bb) “London Business Day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is a day on which dealings in U.S. dollars are transacted in the London interbank market.

(cc) “Nonpayment Event” has the meaning set forth in Section 6(c)(1).

(dd) “Original Issue Date” means the first date on which any share of Series C Preferred Stock is issued and outstanding.

(ee) “Preferred Stock” means any and all series of Preferred Stock, par value $1 per share, of the Corporation, including the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock.

(ff) “Preferred Stock Directors” has the meaning set forth in Section 6(c)(1).

(gg) “Redemption Date” has the meaning set forth in Section 5(b).

(hh) “Redemption Depository” has the meaning set forth in Section 5(e).

(ii) “Redemption Price” means an amount equal to the Series C Liquidation Amount plus (except as provided herein) the per share amount of any declared and unpaid dividends on the Series C Preferred Stock prior to the Redemption Date (but with no amount in respect of any dividends that have not been declared prior to the Redemption Date).

(jj) “Regulatory Capital Treatment Event” means the good faith determination by the Corporation that, as a result of (1) any amendment to, or change (including any announced prospective change) in, the laws or regulations of the United States or policies with respect thereto (including for the avoidance of doubt, any agency or instrumentality of the United States, including the Board of Governors of the Federal Reserve System and other federal bank regulatory agencies) or any political subdivision of or in the United States that is enacted or becomes effective (or will become effective) after the initial issuance of any share of the Series C Preferred Stock, (2) any proposed change in those laws or regulations or policies with respect thereto that is announced or becomes effective (or will become effective) after the initial issuance of any share of the Series C Preferred Stock, or (3) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of the Series C Preferred Stock, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation value of the shares of the Series C Preferred Stock then outstanding as “Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy guidelines or regulations promulgated by the Board of Governors of the Federal Reserve System (or, as and if applicable, the capital adequacy guidelines or regulations of any successor Appropriate Federal Banking Agency), as then in effect and applicable, for as long as any share of the Series C Preferred Stock is outstanding.

(kk) “Reuters LIBOR01” has the meaning set forth in Section 2(w)(i).

(ll) “Second Series” has the meaning set forth in Section 3(d).

(mm) “Series A Preferred Stock” means the Corporation’s 6.375% Non-Cumulative Perpetual Preferred Stock, Series A, par value $1 per share.

(nn) “Series B Preferred Stock” means the Corporation’s 6.375% Non-Cumulative Fixed-to-Floating Rate Perpetual Preferred Stock, Series B, par value $1 per share.

(oo) “Series C Liquidation Amount” means $1,000.00 per share of Series C Preferred Stock.

(pp) “Series C Preferred Stock” has the meaning set forth in Section 1.

(qq) “Voting Preferred Stock” means, with regard to any matter as to which the holders of Series C Preferred Stock are entitled to vote as specified in Section 6 of this Certificate of Designations, any and all series of Dividend Parity Stock having voting rights equivalent to those described in Section 6(c).

Section 3. Dividends.

(a) Rate and Payment. Holders of Series C Preferred Stock shall be entitled to receive, when, as and if declared by the Board (or a duly authorized committee of the Board), out of assets legally available therefor, non-cumulative cash dividends, payable in arrears on each Dividend Payment Date with respect to the Dividend Period (or portion thereof) ending on the day preceding such respective Dividend Payment Date, on the Series C Liquidation Amount at a rate, per annum, equal to (i) for each Dividend Period (or portion thereof) beginning prior to August 15, 2029 (such period, the “Fixed Rate Period”), 5.700%, and (ii) for each Dividend Period (or portion thereof) beginning on or after August 15, 2029 (such period, the “Floating Rate Period”), LIBOR plus 3.148%. Dividends payable on the Series C Preferred Stock in respect of any Dividend Period beginning prior to August 15, 2029 shall be calculated on the basis of a 360-day year consisting of twelve 30-day months, and dividends payable on the Series C Preferred Stock in respect of any Dividend Period beginning on or after August 15, 2029 shall be calculated by the Calculation Agent on the basis of a 360-day year and the actual number of days elapsed in such Dividend Period. Dollar amounts resulting from that calculation shall be rounded to the nearest cent, with one-half cent being rounded upward. The Corporation shall not pay interest or any sum of money instead of interest on any dividend payment that may be in arrears on the Series C Preferred Stock. The Calculation Agent’s or, if applicable, IFA’s, determination of any dividend rate, and its calculation of the amount of dividends for any Dividend Period, will be maintained on file at the Corporation’s principal offices, will be made available to any stockholder upon request and will be final and binding in the absence of manifest error.

(b) Dividend Record Date. Dividends that are payable on the Series C Preferred Stock on any Dividend Payment Date shall be payable to holders of record of Series C Preferred Stock as they appear on the Corporation’s stock register on the applicable record date, which shall be the 15th calendar day before the applicable Dividend Payment Date, or such other record date, no more than 60 calendar days nor less than 10 calendar days before the applicable Dividend Payment Date, as shall be fixed by the Board (or a duly authorized committee of the Board) (the “Dividend Record Date”). A Dividend Record Date established for the Series C Preferred Stock need not be a Business Day. Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

(c) Dividends Non-Cumulative. Dividends on the Series C Preferred Stock will not be cumulative and will not be mandatory. If the Board (or a duly authorized committee of the Board) does not declare a dividend on the Series C Preferred Stock in respect of a Dividend Period, then no dividend shall be deemed to have accrued for such Dividend Period, no dividend shall be payable on the applicable Dividend Payment Date, and the Corporation shall have no obligation to pay any dividend for such Dividend Period, whether or not the Board (or a duly authorized committee of the Board) declares a dividend for any future Dividend Period with respect to the Series C Preferred Stock or at any future time with respect to any other class or series of the Corporation’s capital stock.

(d) Priority Regarding Dividends. So long as any share of Series C Preferred Stock remains outstanding, unless (A) the full dividends for the most recently completed Dividend Period have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside) on all outstanding shares of Series C Preferred Stock and (B) the Corporation is not in default on its obligation to redeem any shares of Series C Preferred Stock that have been called for redemption:

(i) no dividend shall be declared, paid or set aside for payment, and no distribution shall be declared, made or set aside for payment, on any Junior Stock, other than (i) a dividend payable solely in Junior Stock or (ii) any dividend in connection with the implementation of a stockholders’ rights plan, or the redemption or repurchase of any rights under any such plan;

(ii) no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, other than (i) as a result of a reclassification of Junior Stock for or into other Junior Stock, (ii) the exchange or conversion of Junior Stock for or into other Junior Stock, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock, (iv) purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (v) purchases of shares of Junior Stock pursuant to a contractually binding requirement to buy Junior Stock existing prior to the most recently completed Dividend Period, including under a contractually binding stock repurchase plan, (vi) the purchase of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, (vii) purchases or other acquisitions by any of the Corporation’s broker-dealer subsidiaries solely for the purpose of market making, stabilization or customer facilitation transactions in Junior Stock in the ordinary course of business, (viii) purchases by any of the Corporation’s broker-dealer subsidiaries of the Corporation’s capital stock for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary, or (ix) the acquisition by the Corporation or any of the Corporation’s subsidiaries of record ownership in Junior Stock for the beneficial ownership of any other persons (other than for the beneficial ownership by the Corporation or any of the Corporation’s subsidiaries), including as trustees or custodians, nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation; and

(iii) no shares of Dividend Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, other than (i) pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series C Preferred Stock and such Dividend Parity Stock, (ii) as a result of a reclassification of Dividend Parity Stock for or into other Dividend Parity Stock, (iii) the exchange or conversion of Dividend Parity Stock for or into other Dividend Parity Stock or Junior Stock, (iv) through the use of the proceeds of a substantially contemporaneous sale of other shares of Dividend Parity Stock, (v) purchases of shares of Dividend Parity Stock pursuant to a contractually binding requirement to buy Dividend Parity Stock existing prior to the most recently completed Dividend Period, including under a contractually binding stock repurchase plan, (vi) the purchase of fractional interests in shares of Dividend Parity Stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, (vii) purchases or other acquisitions by any of the Corporation’s broker-dealer subsidiaries solely for the purpose of market making, stabilization or customer facilitation transactions in Dividend Parity Stock in the ordinary course of business, (viii) purchases by any of the Corporation’s broker-dealer subsidiaries of the Corporation’s capital stock for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary, or (ix) the acquisition by the Corporation or any of the Corporation’s subsidiaries of record ownership in Dividend Parity Stock for the beneficial ownership of any other persons (other than for the beneficial ownership by the Corporation or any of the Corporation’s subsidiaries), including as trustees or custodians, nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation.

When dividends are not paid in full upon the shares of Series C Preferred Stock and any Dividend Parity Stock, all dividends paid or declared for payment on a Dividend Payment Date with respect to the Series C Preferred Stock and the Dividend Parity Stock shall be shared based on the ratio between the then-current dividends due on shares of Series C Preferred Stock and (i) in the case of any series of non-cumulative Dividend Parity Stock, the aggregate of the current and unpaid dividends due on such series of Preferred Stock and (ii) in the case of any series of cumulative Dividend Parity Stock, the aggregate of the current and accumulated and unpaid dividends due on such series of Preferred Stock. To the extent a Dividend Period with respect to the Series C Preferred Stock or any series of Dividend Parity Stock (in either case, the “First Series”) coincides with more than one Dividend Period with respect to another series as applicable (in either case, a “Second Series”), then, for purposes of this paragraph, the Board (or a duly authorized committee of the Board) may, to the extent permitted by the terms of each affected series, treat such Dividend Period for the First Series as two or more consecutive Dividend Periods, none of which coincides with more than one Dividend Period with respect to the Second Series, or may treat such Dividend Period(s) with respect to any Dividend Parity Stock and Dividend Period(s) with respect to the Series C Preferred Stock for purposes of this paragraph in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on such Dividend Parity Stock and the Series C Preferred Stock.

(e) Dividends Generally. Subject to Section 3(d), and not otherwise, dividends (payable in cash, securities or otherwise) as may be determined by the Board (or a duly authorized committee of the Board) may be declared and paid on any class or series of Junior Stock or Dividend Parity Stock from time to time out of any assets legally available therefor, and the holders of Series C Preferred Stock shall not be entitled to participate in any such dividend. Holders of Series C Preferred Stock shall not be entitled to receive any dividends not declared by the Board (or a duly authorized committee of the Board) and no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend not so declared.

(f) Limitations Under Applicable Law. Dividends on the Series C Preferred Stock shall not be declared, paid or set aside for payment, if the Corporation fails to comply, or if and to the extent such act would cause the Corporation to fail to comply, with applicable laws and regulations, including any capital adequacy guidelines or regulations of the Board of Governors of the Federal Reserve System (or, as and if applicable, the capital adequacy guidelines or regulations of any successor Appropriate Federal Banking Agency).

Section 4. Liquidation.

(a) Voluntary or Involuntary Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, holders of Series C Preferred Stock shall be entitled to receive out of assets of the Corporation or proceeds thereof available for distribution to stockholders of the Corporation, after satisfaction of liabilities or obligations to creditors and subject to the rights of holders of any securities ranking senior to Series C Preferred Stock with respect to distributions upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, before any distribution of assets is made to holders of any Liquidation Junior Stock, a liquidating distribution in an amount equal to (1) the Series C Liquidation Amount plus (2) the per share amount of any declared and unpaid dividends on the Series C Preferred Stock prior to the date of payment of such liquidating distribution (but without any amount in respect of dividends that have not been declared prior to such payment date). After payment of the full amount of such liquidating distribution, the holders of Series C Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Corporation.

(b) Partial Payment. In any distribution described in Section 4(a), if the assets of the Corporation or proceeds thereof are not sufficient to pay in full the Liquidation Preference to all holders of Series C Preferred Stock and all Liquidation Parity Stock, the amounts paid to the holders of Series C Preferred Stock and to the holders of all Liquidation Parity Stock shall be paid pro rata in accordance with the respective aggregate Liquidation Preferences of the Series C Preferred Stock and all other series of Liquidation Parity Stock.

(c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Series C Preferred Stock and all corresponding amounts have been paid in full on all Liquidation Parity Stock, the holders of any Liquidation Junior Stock shall be entitled to receive all remaining assets of the Corporation or proceeds thereof according to their respective rights and preferences.

(d) Merger; Consolidation. For purposes of this Section 4, the merger or consolidation of the Corporation with any other entity, including a merger or consolidation in which the holders of Series C Preferred Stock receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of the assets of the Corporation (for cash, securities or other property), shall not constitute a liquidation, dissolution or winding-up of the Corporation.

Section 5. Redemption.

(a) Mandatory Redemption; Sinking Fund. The Series C Preferred Stock is perpetual and has no maturity date. The Series C Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. The holders of the Series C Preferred Stock shall not have the right to require the redemption or repurchase of the Series C Preferred Stock.

(b) Optional Redemption. The Corporation may, at its option through a resolution duly adopted by the Board (or a duly authorized committee of the Board), redeem the Series C Preferred Stock at a price per share equal to the Redemption Price (1) in whole or in part, from time to time, on any Dividend Payment Date occurring on or after May 15, 2029 or (2) in whole but not in part at any time following the occurrence of a Regulatory Capital Treatment Event. Holders of Series C Preferred Stock shall have no right to require the redemption or repurchase of the Series C Preferred Stock. The Redemption Price shall be payable to the holder of any shares of Series C Preferred Stock redeemed on the date fixed for such redemption (the “Redemption Date”). Any declared but unpaid dividends payable on a Redemption Date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder of Series C Preferred Stock entitled to receive the Redemption Price on the Redemption Date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.

(c) Notice of Redemption. If any shares of Series C Preferred Stock are to be redeemed, a notice of redemption shall be given by first class mail to the holders of record of Series C Preferred Stock to be redeemed at their respective last addresses appearing on the books of the Corporation (provided that, if Series C Preferred Stock is held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC). Such notice shall be mailed or otherwise delivered at least 30 days and no more than 60 days before the applicable Redemption Date for such shares. Each such notice of redemption shall include a statement setting forth: (1) the Redemption Date for such shares of Series C Preferred Stock; (2) the number of shares of Series C Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; and (3) the Redemption Price. Any notice of redemption mailed or otherwise delivered as provided in this Section 5(c) shall be conclusively presumed to have been duly given, whether or not any holder of Series C Preferred Stock receives such notice. Failure to duly give notice by mail or otherwise pursuant to this Section 5(c), or any defect in such notice, to any holder of shares of Series C Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series C Preferred Stock.

(d) Partial Redemption. In case of any redemption of only part of the shares of Series C Preferred Stock at the time outstanding, the shares of Series C Preferred Stock to be redeemed shall be selected either pro rata or by lot.

(e) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the Redemption Date specified in such notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other assets, in trust for the pro rata benefit of the holders of the shares of Series C Preferred Stock called for redemption, so as to be and continue to be available therefor, or deposited by the Corporation with a bank or trust company selected by the Board (or any duly authorized committee of the Board) (the “Redemption Depository”) in trust for the pro rata benefit of the holders of the shares called for redemption, then, on and after the Redemption Date all shares of Series C Preferred Stock called for redemption shall cease to be outstanding, all dividends with respect to such shares of Series C Preferred Stock shall cease to accrue after such Redemption Date, and all rights with respect to such shares shall forthwith on such Redemption Date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from the Redemption Depository at any time after the applicable Redemption Date from the funds so deposited, without interest. The Corporation shall be entitled to receive, from time to time, from the Redemption Depository any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the applicable Redemption Date shall, to the extent permitted by law, be released or repaid to the Corporation, and in the event of such repayment to the Corporation, the holders of record of the shares of Series C Preferred Stock called for redemption shall be deemed to be unsecured creditors of the Corporation for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Corporation, but shall in no event be entitled to any interest.

(f) Limitations Under Applicable Law. If then required under the capital adequacy guidelines or regulations of the Board of Governors of the Federal Reserve System (or, if and as applicable, the capital adequacy guidelines or regulations of any successor Appropriate Federal Banking Agency), any redemption of all or part of the Series C Preferred Stock is subject to the receipt by the Corporation of any required prior approval by the Board of Governors of the Federal Reserve System (or such successor Appropriate Federal Banking Agency).

Section 6. Voting Rights.

(a) General. Except as provided below or as expressly required by law, the holders of shares of Series C Preferred Stock shall have no voting power, and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of capital stock of the Corporation, and shall not be entitled to call a meeting of the holders of any series or class of capital stock of the Corporation for any purpose, nor shall they be entitled to participate in any meeting of the holders of the Common Stock. Each holder of Series C Preferred Stock shall have one vote per share (except as set forth otherwise in this Section 6) on any matter on which holders of Series C Preferred Stock are entitled to vote, including when acting by written consent.

(b) Supermajority Voting Rights. So long as any shares of Series C Preferred Stock remain outstanding, in addition to any other vote or consent of stockholders required by law or the Certificate of Incorporation, the affirmative vote or consent of the holders of at least two-thirds of all of the shares of Series C Preferred Stock at the time outstanding and entitled to vote thereon, voting separately as a single class, shall be required to:

(i) authorize or increase the authorized amount of, or issue shares of, any class or series of capital stock of the Corporation ranking senior to the Series C Preferred Stock with respect to payment of dividends or as to distributions upon the liquidation, dissolution or winding-up of the Corporation, or issue any obligation or security convertible into or evidencing the right to purchase, any such class or series of capital stock of the Corporation;

(ii) amend the provisions of the Certificate of Incorporation or By-Laws so as to adversely affect the special powers, preferences, privileges or rights of Series C Preferred Stock, taken as a whole; or

(iii) consummate a binding share-exchange or reclassification involving the Series C Preferred Stock, or a merger or consolidation of the Corporation with or into another entity, unless the shares of the Series C Preferred Stock (i) remain outstanding or (ii) are converted into or exchanged for preference securities of the surviving entity or any entity controlling such surviving entity and such new preference securities have terms that are not materially less favorable than those of the Series C Preferred Stock; provided, however, that, for all purposes of this Section 6(b), the authorization, creation and issuance, or an increase in the authorized or issued amount of, Junior Stock or any series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for Junior Stock or any series of Preferred Stock, that by its terms expressly provides that it ranks pari passu with the Series C Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and as to distributions upon the liquidation, dissolution or winding-up of the Corporation shall not be deemed to adversely affect the powers, preferences, privileges or rights, and shall not require the affirmative vote or consent of, the holders of any outstanding shares of Series C Preferred Stock.

(c)	Election of Directors under Certain Circumstances.

(i) If and when dividends on the Series C Preferred Stock have not been declared and paid in full for at least six quarterly Dividend Periods (whether or not consecutive) (a “Nonpayment Event”), the number of directors then constituting the Board shall automatically be increased by two and the holders of Series C Preferred Stock, together with the holders of any outstanding shares of Voting Preferred Stock, voting together as a single class, shall be entitled to elect the two additional directors (the “Preferred Stock Directors”) at any annual or special meeting of stockholders at which directors are to be elected or any special meeting of the holders of the Series C Preferred Stock and any Voting Preferred Stock for which dividends have not been paid.

(ii) In the event that the holders of Series C Preferred Stock and, if applicable, such other holders of Voting Preferred Stock shall be entitled to vote for the election of the Preferred Stock Directors following a Nonpayment Event, such directors shall be initially elected following such Nonpayment Event only at a special meeting called at the request of the holders of record of at least 20% of the aggregate number of shares of Series C Preferred Stock and each other series of Voting Preferred Stock which then have the right to exercise voting rights similar to those described above then outstanding (unless such request for a special meeting is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders of the Corporation, in which event such election shall be held only at such next annual or special meeting of stockholders), and at each subsequent annual meeting of stockholders of the Corporation. Such request to call a special meeting for the initial election of the Preferred Stock Directors after a Nonpayment Event shall be made by written notice, signed by the requisite holders of Series C Preferred Stock or Voting Preferred Stock, and delivered to the Secretary of the Corporation in such manner as provided for in Section 10 below, or as may otherwise be required by applicable law. If the Secretary of the Corporation fails to call a special meeting for the election of the Preferred Stock Directors within 20 days of receiving proper notice, any holder of Series C Preferred Stock may call such a meeting at the Corporation’s expense solely for the election of the Preferred Stock Directors, and for this purpose only such Series C Preferred Stock holder shall have access to the Corporation’s stock ledger. The Preferred Stock Directors elected at any such special meeting shall hold office until the next annual meeting of the stockholders if such office shall not have previously terminated as below provided.

(iii) When dividends have been paid in full on the Series C Preferred Stock for consecutive Dividend Periods equivalent to at least one year after a Nonpayment Event, then the right of the holders of Series C Preferred Stock to elect the Preferred Stock Directors shall cease (but subject always to re-vesting of such voting rights in the case of any future Nonpayment Event), and, if and when any rights of holders of Series C Preferred Stock and Voting Preferred Stock to elect the Preferred Stock Directors shall have ceased, the terms of office of all the Preferred Stock Directors shall forthwith terminate and the number of directors constituting the Board shall automatically be reduced accordingly.

(iv) Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of Series C Preferred Stock and Voting Preferred Stock, when they have the voting rights described above (voting together as a single class). In case any vacancy shall occur among the Preferred Stock Directors, a successor shall be elected by the Board to serve until the next annual meeting of the stockholders upon the nomination of the then remaining Preferred Stock Director or, if no Preferred Stock Director remains in office, by the vote of the holders of record of a majority of the outstanding shares of Series C Preferred Stock and such Voting Preferred Stock for which dividends have not been paid, voting as a single class. The Preferred Stock Directors shall each be entitled to one vote per director on any matter that shall come before the Board for a vote.

(d) Changes after Provision for Redemption. The voting rights provided in this Section 6 shall not apply if, at or prior to the time when the act with respect to which such vote or consent would otherwise be required shall be effected, all outstanding shares of Series C Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside in accordance with Section 5(e).

(e) Changes for Clarification. Without the consent of the holders of Series C Preferred Stock, so long as such action does not adversely affect the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series C Preferred Stock, the Corporation may amend, alter, supplement or repeal any terms of the Series C Preferred Stock:

(i) to cure any ambiguity, or to cure, correct or supplement any provision contained in this Certificate of Designations that may be defective or inconsistent; or

(ii) to make any provision with respect to matters or questions arising with respect to the Series C Preferred Stock that is not inconsistent with the provisions of this Certificate of Designations.

(f) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Series C Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Incorporation, the By-Laws, applicable law and any national securities exchange or other trading facility on which the Series C Preferred Stock is listed or traded at the time. Whether the vote or consent of the holders of a plurality, majority or other portion of the shares of Series C Preferred Stock and any Voting Preferred Stock has been cast or given on any matter on which the holders of shares of Series C Preferred Stock are entitled to vote shall be determined by the Corporation by reference to the respective specified liquidation amounts of the shares of Series C Preferred Stock and Voting Preferred Stock voted or covered by the consent.

Section 7. Conversion Rights. The holders of shares of Series C Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of securities of the Corporation.

Section 8. Preemptive Rights. The holders of shares of Series C Preferred Stock shall have no preemptive rights with respect to any shares of the Corporation’s capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock.

Section 9. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for the Series C Preferred Stock may deem and treat the record holder of any share of Series C Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 10. Notices. All notices or communications in respect of the Series C Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail or if given in such other manner as may be permitted herein, in the Certificate of Incorporation or By-Laws or by applicable law. Notwithstanding the foregoing, if shares of Series C Preferred Stock or depositary shares representing an interest in shares of Series C Preferred Stock are issued in book-entry form through DTC, such notices may be given to the holders of the Series C Preferred Stock in any manner permitted by DTC.

Section 11. Stock Certificates. The Corporation may at its option issue shares of Series C Preferred Stock without certificates.

Section 12. Other Rights. The Series C Preferred Stock shall not have any powers, preferences, privileges or rights other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law.

IN WITNESS WHEREOF, Regions Financial Corporation has caused this Certificate of Designations to be signed by the undersigned as of this 29th day of April, 2019.

REGIONS FINANCIAL CORPORATION

By	/s/ Michael D. Smithy
	Name:	Michael D. Smithy
	Title:	Executive Vice President and Treasurer

[Series C Certificate of Designations]